Exhibit 10.1

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), and Mikhail Golomb (“Executive”), as of the Effective Date (as defined below).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of December 1, 2017 (the “Employment Agreement”);

WHEREAS, the Company has agreed to provide Executive with certain benefits, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.Effective Date; Last Day of Employment.

(a)Effective Date.  This Release shall become effective upon the occurrence of both of the following events: (i) execution of the Release by the parties; and (ii) expiration of the revocation period applicable under Section 4(d) below without Executive having given notice of revocation.  The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.”  Until and unless both of the foregoing events occur, this Release shall be null and void.  Executive understands that Executive will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Resignation Date (as defined below).

(b)Last Date of Employment.  Executive formally informed the Company on August 26, 2019 of his resignation from his position as the Chief Financial Officer, Corporate Treasurer, and Corporate Secretary of the Company effective as of August 30, 2019 (the “Resignation Date”) to explore another opportunity. Executive hereby resigns from his employment with the Company (and any officer titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Resignation Date.  Executive shall execute any additional documentation necessary to effectuate such resignations.  Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Resignation Date.

2.Compensation.

(a)Compensation Through Resignation Date.  On the Resignation Date, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Resignation Date at the rate then in effect, and (ii) all accrued, unused paid time off due Executive through the Resignation Date.  Subject to Sections 2(b) and (d) below, Executive acknowledges and agrees that with his final check, Executive received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

(b)Expense Reimbursements.  The Company, within thirty (30) days after the Resignation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Resignation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Resignation Date.

(c)Benefits.  Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Resignation Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)Release Consideration.  In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 4, Executive shall be entitled to receive the following, which shall be the exclusive benefits to which Executive is entitled, unless Executive has materially breached the provisions of this Release, in which case Section 5(e)(iii) shall apply:

(i)A cash payment in the amount of $150,000, payable in a lump sum within ten (10) days following the Effective Date; plus

(iii)On the Effective Date, the vesting and exercisability of all of Executive’s outstanding stock options to purchase shares of the Company’s common stock granted under the Company’s equity plan (the “Stock Options”) shall accelerate.  His vested Stock Options   may be exercised by Executive (or Executive’s legal guardian or legal representative) until February 28, 2020 (and such exercise period shall not be extended beyond such date as a result of any services provided by Executive during the Consulting Period (as defined below)); provided, however, that in no event shall any Stock Option remain exercisable beyond the original outside expiration date of such Stock Option.  Except as modified above, Executive’s Stock Options shall continue to be governed by the terms and conditions of the Stock Option agreements and the Company’s equity plan pursuant to which such Stock Options were granted.

Executive’s vested Stock Options (after giving effect to such acceleration on the Effective Date) may be exercised by Executive (or Executive’s legal guardian or legal representative) in accordance with the terms and conditions of the Stock Option agreements and the Company's equity plan pursuant to which such Stock Options were granted.  Except as modified above, Executive’s Stock Options shall continue to be governed by the terms and conditions of the Stock Option agreements and the Company’s equity plan pursuant to which such Stock Options were granted.

(e)Return of the Company’s Property.  On the Resignation Date, and prior to the payment of any amounts to Executive under Section 2(d) above, Executive shall immediately surrender to the Company all property, equipment, cell phones, lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. For the avoidance of the doubt, if any issues arise, the Company is to identify and deliver the missing items list in writing to the Executive.

3.Consulting Services.

(a)Consulting Period.  During the period (the “Consulting Period”) commencing on the Resignation Date and ending on February 28, 2020 (the “Consulting Termination Date”), Executive shall provide consulting services to the Company.  Executive’s consulting services pursuant to this Section 3(a) shall automatically terminate on the Consulting Termination Date.  Either party may terminate the Consulting Period upon ten (10) days' written notice to the other party.

(b)Scope of Services During Consulting Period.  During the Consulting Period, Executive shall use reasonable efforts to devote such percentage of his business time and effort to the performance of his services hereunder as shall be mutually agreed upon by Executive and the Chief Executive Officer of the Company and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise; provided, however, that Executive shall not be required to provide services under this Agreement for more than five (5) days per calendar month. Executive’s advice shall be of an advisory nature and the Company shall not have any obligation to follow such advice.  Executive agrees to perform the consulting services and any other obligations or activities hereunder in accordance with (i) the terms of this Agreement, (ii) all applicable laws, and (iii) all Company policies and procedures as are provided in advance and in writing to Executive in connection with Executive’s performance under this Agreement.

(c)Availability.  In connection with Executive’s services to the Company, Executive agrees to: (i) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice during regular business hours; and (ii) be available to attend meetings with the Company’s executive team or persons designated by any of the members of the Company’s management team, at the Company’s headquarters or other offices, on reasonable prior notice.

(d)Status as Independent Contractor.  Notwithstanding any provision of this Agreement to the contrary, during the Consulting Period, Executive acknowledges that he is and shall at all times be an independent contractor, he is not an agent or employee of the Company and he is not authorized to bind the Company or otherwise act on behalf of the Company.  Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto.  After the Resignation Date, except as set forth in Section 2(c) above, Executive shall have no right under this Agreement, or as a result of his services to the Company, to participate in any employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from Executive’s compensation for taxes, the payment of which shall be solely Executive’s responsibility (other than tax withholding arising as a result of the vesting and/or settlement of Executive’s Equity Awards (as defined below)).  Executive represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Executive or right of any third party.

(e)Other Work Activities.  During the Consulting Period, Executive may engage in employment, consulting or other work relationships in addition to his work for the Company, provided that such engagements do not violate the provisions of this Agreement.  The Company will not be entitled to any setoff or other reduction in its payments hereunder as a result of such permitted other work activities.

(d)Compensation.  Executive's compensation for any service during the Consulting Period shall be mutually agreed between Executive and the Chief Executive Officer in writing prior to the provision of such services.

4.General Release of Claims by Executive.

(a)Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release;

(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vii)Executive’s right to communicate or cooperate with any government agency; and

(vii)Any other Claims that cannot be released as a matter of law.

(b)EXECUTIVE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)Executive acknowledges that this Release was presented to him on August 26, 2019, and that Executive is entitled to have twenty-one (21) days’ time in which to consider it.  Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Chief Executive Officer of the Company, the Company’s principal place of business, within the seven (7) day period.

(e)Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

5.Confirmation of Continuing Obligations.

(a)Proprietary Rights Agreement.  Executive hereby expressly reaffirms his obligations under the Company’s standard employee innovations and proprietary rights assignment agreement (the “Proprietary Rights Agreement”), which Executive has previously executed, a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and agrees that such obligations shall survive the Resignation Date and any end of his services to the Company.

(b)Customers and Suppliers.  Executive recognizes that he possesses Proprietary Information (as such term is defined in the Proprietary Rights Agreement) about the customers or suppliers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he possesses about these customers or suppliers may not be generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and was acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, for a period of nine (9) months beyond the Resignation Date, he will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, and that he will not convey any such Proprietary Information or trade secrets about the customers or suppliers of the Company and its subsidiaries or affiliates to any other person.

(c)Employees.  Executive recognizes that he possesses Proprietary Information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, for a period of nine (9) months beyond the Resignation Date, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such Proprietary Information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.

(d)Reasonableness of Relief; Blue Penciling.  Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company. If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

(e)Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 5, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Release or otherwise:

(i)Specific Performance. The right and remedy to have each and every one of the covenants in this Release specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(ii)Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a breach of this Release.

(iii)Cessation of Payments. The right to cease all payments to Executive hereunder.

(f)Enforceability in all Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

(e)Whistleblower Provision.  Notwithstanding the foregoing, or anything contained in the Proprietary Rights Agreement, Executive acknowledges that he will not be held criminally or civilly liable for (i) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosure of confidential or proprietary information in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

6.Company’s General Release. In consideration for and as a condition of Executive’s willingness to enter into this Agreement, the Company hereby agrees to release and forever discharge the Executive from any and all Claims that the Company may have against the Company as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company's board of directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against Executive, or the right of the Company to bring any action, legal or otherwise, against Executive as a result of any failure by him to perform his obligations under this Agreement, as a result of any acts of gross negligence or willful misconduct or as a result of any actions or omissions in violation of applicable law.  In addition, the Company does not release any Claims that cannot be released as a matter of law.

THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT

7.Standing and No Transfer of Claims. Company, on the one hand, and Executive, on the other, each expressly represents and warrants that it/he has standing to dismiss any and all claims it/he has or may have against the other and the Releasees, and that it/he is not a “debtor” within the meaning of the federal or state bankruptcy statutes. Company and Executive each further represents and warrants that it/he has not assigned, transferred or conveyed to any person or entity any claim, demand, liability, obligation or cause of action released by this Agreement. Company and Executive each agrees to indemnify, defend and hold harmless the other and the Releasees from any claims which may be asserted against them based on, or arising out of, any such assignment, transfer, or conveyance.

8.No Other Claims. Company Releasors, on the one hand, and Executive Releasors, on the other, each further promises and represents that it/he has not filed any other lawsuit against the other and/or its/his Releasees, and that it/he has not filed or submitted any complaint or charge against the other and/or its/his Releasees with any government agency (including but not limited to the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Department of Labor, the California Labor Commissioner or Department of Labor Standards Enforcement, and/or the California Labor Workforce Development Agency).

9.Non-disparagement; Confidentiality.  Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Executive shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations.  The Company agrees that neither its board members, officers nor, Chief Technology Officer, Senior Vice President of Global Sales, Senior Vice President of Global Quality and Support, President of Korea Business Unit, President of APAC Business Unit, President of EMEA, DZS KeyMile, and Vice President of Human Resources shall disparage or otherwise communicate negative statements or opinions about Executive.  Nothing in this Section 9 shall prohibit Executive from (a) testifying in any legal proceeding in which his testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (b) communicating or cooperating with any government agency.

10.Binding Arbitration. Except as provided in Section 4 of this Release, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Release shall be settled by final and binding arbitration in Palo Alto, California, before a single neutral arbitrator in accordance with the employment arbitration rules (the “Rules”) of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  The Rules may be found online at www.jamsadr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Subject to Section 11 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 10 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

11.Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 11: (a) “attorney fees” shall include, without limitation, attorney fees incurred in the following: (i) arbitration; (ii) post-arbitration order or judgment motions; (iii) contempt proceedings; (iv) garnishment, levy, and debtor and third party examinations; (v) discovery; and (vi) bankruptcy litigation; and (b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

12.Miscellaneous.

(a)Assignment; Assumption by Successor.  The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(b)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Release shall survive the Resignation Date or any termination of Executive's services to the Company or any termination of this Release.

(c)Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(d)Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(e)Governing Law and Venue. This Release shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California. The parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award or any other suit brought hereunder. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(f)Entire Agreement; Modification.  This Release and the Proprietary Rights Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all existing agreements between them concerning such subject matter.  The Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(g)Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(h)Withholding and other Deductions.  All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(i)Code Section 409A.

(i)This Release is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of:  (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.   Each series of installment payments made under this Release is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(ii)To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code.  To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iii)Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(j)Right to Advice of Counsel.  EXECUTIVE AcknowledgeS that HE HAS the right, AND IS ENCOURAGED, to consult with HIS lawyer; by hIS signature below, EXECUTIVE acknowledgeS that HE HAS consulted, or has elected not to consult, with HIS lawyer concerning this Release.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

DASAN Zhone Solutions, Inc.

Date:	August 30, 2019	By:	/s/ IL YUNG KIM
		Name:	Il Yung Kim
		Title:	Chief Executive Officer

Executive

Date:	August 30, 2019	/s/ MIKHAIL GOLOMB
Mikhail Golomb

[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]

Exhibit A

Employee innovations and Proprietary rights assignment Agreement

DASAN ZHONE SOLUTIONS, INC.

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS

ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by DASAN Zhone Solutions, Inc.  ("Company").  In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1.Duties; At‑Will Employment; No Conflict.  I will perform for Company such duties as may be designated by Company from time to time.  I agree that my employment with Company is for no specified term, and may be terminated by Company at any time, with or without cause, and with or without notice.  Similarly, I may terminate my employment with Company at any time, with or without cause, and with or without notice.  During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

2.Prior Work.  All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

3.Proprietary Information.  My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a)Applicable to the business of Company; or

(b)Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information."  By way of illustration, but not limitation, Proprietary Information includes any and all technical and non‑technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know‑how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.  "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.

4.Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information.  I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information.  At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

I will maintain Proprietary Information in my possession as necessary and shall return to the appropriate person or location or other wise properly dispose of Proprietary Information once that need to know no longer exists.  I will not make copies of or otherwise reproduce Proprietary Information unless there is a legitimate business need for reproduction.

5.Ownership and Return of Materials.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company.  Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

6.Innovations.  As used in this Agreement, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.  “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7.Disclosure of Prior Innovations.  I have identified on Exhibit A ("Prior Innovations") attached hereto all Innovations, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the "Prior Innovations"), and I represent that such list is complete.  I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A ("Prior Innovations").  If there is no such list on Exhibit A ("Prior Innovations"), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8.Assignment of Innovations; License of Prior Innovations.  I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "Company Innovations").  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.  To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights.  I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.

9.Future Innovations.  I recognize that Innovations or Proprietary Information relating to my activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within three (3) months after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by Company.  Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with Company and are to be promptly assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

10.Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b)In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys‑in‑fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

11.No Violation of Rights of Third Parties.  My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I am not a party to any other agreement which will interfere with my full compliance with this Agreement.  I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13.Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws.  I have reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agree that my signature acknowledges receipt of the notification.  However, I agree to disclose promptly in writing to Company all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be the property of Company.  Any such information will be received in confidence by Company.

14.No Solicitation of Employees.  During the term of my employment with Company and for a period of two (2) years thereafter, I will not directly or indirectly, for myself or on behalf of or in conjunction with any other persons, solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

15.Injunctive Relief.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16.Attorneys’ Fees.  In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

            17.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to me shall be sent to any address in Company's records or such other address as I may specify in writing.  Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.

18.Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

19.Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.Waiver; Amendment; Modification.  The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company.  No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me.  This Agreement may be amended or modified only with the written consent of both me and Company.  No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

21.       Entire Agreement.  This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

22.Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

"COMPANY"EMPLOYEE:

DASAN Zhone Solutions, Inc.

By: /s/ Laura Larsen-MisunasBy: /s/ Michael Golomb

Title: Director HRPrinted Name: M. Golomb

Dated: 11/17/2017Dated: 11/17/2017